EXHIBIT (10)(A)

                           FISCAL 1997

                   KEY MANAGEMENT BONUS SYSTEM

                         WESCON PRODUCTS

President

1. Minimum entry level for participation in the bonus program is at a 12% Corporate return on investment.

2. The maximum level up to which bonus payments will be made is a 26% Corporate return on investment per the table below.


Key Management

A bonus amount equal to 112.5% of President's bonus will be allocated for the President to make discretionary distribution in amounts and to participants of his choice.


Payments

1.   This plan is for fiscal 1997 only.

2. Payment will be made by December 31, 1997, based on audited fiscal results.

3. To receive the bonus due December 31, 1997, the employee must be active and on the payroll at fiscal year end.


Bonus Table

                        FISCAL 1997 PLAN

                          Bonus Earned

1997 Corporate ROI         President    Discretion     Total

     12%               11% of Salary   12% of Salary  $ 40,000
     15%               25% of Salary   28% of Salary    93,000
     18%               30% of Salary   34% of Salary   113,000
     21%               35% of Salary   39% of Salary   130,000
     26%               43% of Salary   48% of Salary   160,000

Definitions

1. "Wescon Products" is the Wescon consolidated operations including the assets, liabilities, revenue and expenses identifiable as Consumer Products and I.H. Molding, Inc.

2. "Corporate investment" is the monthly average of the total of all the assets less the liabilities to outside third parties in Wescon.

3. "Corporate return on investment" is Wescon Products' consolidated annual operating profit before income taxes divided by the average monthly Corporate investment in Wescon.